CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF FORMATION
OF
NCR ATMCO, LLC
_______________________________________
Pursuant to Section 18-202 of the
Delaware Limited Liability Company Act
_______________________________________
1.The name of the limited liability company is NCR ATMCo, LLC (the “Company”).
2.The Certificate of Formation of the Company is hereby amended to change the name of the Company to NCR Atleos, LLC.
3.Accordingly, Article 1 of the Certificate of Formation shall, as amended, read as follows:
"1.The name of the limited liability company is NCR Atleos, LLC."
IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment this 1st day of August, 2023.
NCR ATMCO, LLC
By: /s/ Vladimir Samoylenko______
Name: Vladimir Samoylenko
Title: Vice President